Veritex Holding, Inc. Policy on Insider Trading Policy
FINANCE DEPARTMENT

VERITEX HOLDINGS, INC. POLICY ON INSIDER TRADING
In the course of conducting the business of Veritex Holdings, Inc. (“VHI” and, together with its subsidiaries, the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (“material nonpublic information”). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of Company policy to purchase or sell securities of the Company or any other entity while you are in possession of material nonpublic information about the Company or that other entity. VHI’s Board of Directors has adopted this Policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.
Scope of Coverage
The restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located, and to their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the officer, director or employee exercises substantial influence or control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.
This Policy applies to transactions in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. See the sections entitled “Special Transactions” and “Prohibited Transactions” for further discussion of certain types of securities and transactions.
To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees who have access to material nonpublic information about the Company. These policies are set forth in the Addendum to Veritex Holdings, Inc. Policy on Insider Trading (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits those covered by it from trading in Company securities during blackout periods, and requires pre- clearance for all transactions in Company securities.

1 | P a g e

Individual Responsibility
Persons subject to this Policy are individually responsible for complying with this Policy and ensuring the compliance of any family member, household member or entity whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
Material Nonpublic Information
What Is Material Information? Under Company policy and United States laws, information is material if:
•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, likely would affect the market price of a company’s securities.
Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.
Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:
•earnings announcements or estimates, or changes to previously released announcements or estimates;
•other unpublished financial results;
•expansion or curtailment of operations;
•major litigation or government actions;
•mergers, acquisitions, tender offers, joint ventures or changes in assets;
•changes in analyst recommendations or debt ratings;

2 | P a g e

•events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of security holders or public or private sales of additional securities);
•changes in control of the Company or extraordinary management developments;
•changes in the Company’s pricing or cost structure;
•extraordinary borrowing or other financing transactions out of the ordinary course;
•liquidity problems;
•changes in auditors or auditor notification that the Company may no longer rely on an audit report;
•development of a significant new product, process or service; and
•significant developments involving corporate relationships (including changes in status of significant partners, customers or contracts).
What Is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.
It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:
•public filings with securities regulatory authorities;
•issuance of press releases;
•meetings with members of the press and the public; or
•information contained in proxy statements and prospectuses.
You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for two full trading days following its official release.

3 | P a g e

Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Chief Financial Officer.
“Tipping” Material Nonpublic Information Is Prohibited
In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy to convey such information to another (“tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who will trade. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.
Special Transactions
The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:
•Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e. a net exercise or where cash is paid to exercise the option) or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.
•Restricted Stock Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The trading restrictions, however, do apply to any market sale of restricted stock.
•Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company are not subject to the trading restrictions of this Policy.
Gifts of Securities
Bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities

4 | P a g e

while the officer, director or employee is aware of material nonpublic information, or the person

5 | P a g e

making the gift is subject to the trading restrictions specified in the Addendum (in which case pre-clearance is required).
Prohibited Transactions
Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following:
•Publicly-Traded Options. You may not trade in options, warrants, puts and calls or similar instruments on Company securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.
•Short Sales. You may not engage in short sales of Company securities. A short sale has occurred if the seller: (a) does not own the securities sold or (b) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.
•Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, you may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.
•Hedging Transactions. You may not engage in hedging transactions such as (but not limited to) zero-cost collars, equity swaps and forward sale contracts. Hedging transactions may allow a director, officer or employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer or employee no longer having the same objectives as the Company’s other shareholders.
•Short-Term Trading. If you purchase Company securities in the open market, you may not sell any Company securities of the same class during the six months following the purchase (or vice versa). Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives.
•Standing and Limit Orders. You may not place standing or limit orders on Company securities. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing

6 | P a g e

7 | P a g e

instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information.
Trading Plans
Notwithstanding the prohibition against insider trading, Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b5-1”) and Company policy permit employees and others subject to this Policy to trade in Company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged written trading plan (“Trading Plan”) that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1. Anyone subject to this Policy who wishes to enter into a Trading Plan must submit the Trading Plan to the Chief Financial Officer for approval at least 10 business days prior to the planned entry into the Trading Plan. Trading Plans may not be adopted by a person when he or she is in possession of material nonpublic information about the Company. Once the Trading Plan is adopted, the first trade shall not occur until fifteen (15) days after its adoption, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. You may amend or replace a Trading Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Trading Plan to the Chief Financial Officer for approval prior to adoption. You must provide notice to the Chief Financial Officer prior to terminating a Trading Plan. You should understand that frequent modifications or terminations of a Trading Plan may call into question your good faith in entering into the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).
Safeguarding Confidential Information
If material information relating to the Company or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:
•Avoid discussing confidential information with colleagues in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.
•Take great care when discussing confidential information on speaker phones or on cellular phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.
•Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.

8 | P a g e

9 | P a g e

•Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
•Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. Use Company-authorized encryption software to protect confidential electronic communications.
•Comply with the specific terms of any confidentiality agreements of which you are aware.
•Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
•You may not bring the confidential information of any former employer to the Company.
Responding to Requests for Information
You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.
•Refer requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors, to the Chief Financial Officer.
•Refer requests for information regarding the Company from the media or press to the Chief Executive Officer.
•Refer requests for information from the Securities Exchange Commission or other regulators to the Chief Financial Officer.
Reporting Violations/Seeking Advice
You should refer suspected violations of this Policy to the Chief Financial Officer. In addition, if you:
•receive material nonpublic information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or

10 | P a g e

•receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Chief Financial Officer. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.
Post-Termination Transactions
This Policy and the Addendum continue to apply to transactions in Company securities even after termination of service with the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. The pre- clearance procedures specified in the Addendum, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.
Penalties for Violations of the Insider Trading Policy and Laws
In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. All those who violate U.S. insider trading laws, including tippers, tippees and remote tippees, could be subject to the maximum penalty. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all direct and remote tippees. Further, civil penalties of the greater of $1 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.
Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates any provision of the Securities Exchange Act of 1934 (or rule promulgated thereunder) may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to twenty years. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

11 | P a g e

Revision Log

Date	Description	Page #	Revision By	Approval Date
09/16/2014	Original Draft	N/A	N. Skelly	09/16/2014
12/15/2015	Annual Approval	N/A	N. Skelly	12/15/2015
10/18/2016	Annual Approval	N/A	N. Skelly	10/18/2016
11/14/2017	Annual Approval	N/A	N. Skelly	11/14/2017
07/22/2019	Annual Approval	N/A	T. Earley	07/22/2019

12 | P a g e

13 | P a g e

Addendum to Veritex Holding, Inc. Policy on Insider Trading Policy
FINANCE DEPARTMENT
RISK MANAGEMENT COMMITTEE APPROVED: MARCH 08, 2022

1 | P a g e

Table of Contents
Introduction    3
Pre-clearance procedures    3
Blackout periods    4
Quarterly Blackout    4
Interim Earnings Guidance Blackout    4
Event-Specific Blackout    4
Reporting and form filing requirements    5
Form 3: Initial Beneficial Ownership Statement    5
Form 4: Changes of Beneficial Ownership Statement    5
Form 5: Annual Beneficial Ownership Statement    5
Family Holdings    5
Reporting Exemptions for Certain Employee Benefit Plan Transactions    6
Short-swing trading profits and short sales    6
Short-Swing Trading Profits    6
Short-swing Exemptions for Certain Reinvestment and Employee Benefit Plan Transactions    7
Limitations and requirements on resales of the company’s securities    7
Current public information    7
Manner of sale    8
Number of shares which may be sold    8
Penalties for violating the securities laws and company policy    9
Questions    9
Acknowledgement    9
Revision Log    101

2 | P a g e

Introduction
This Addendum explains requirements and procedures which apply to all directors, officers and certain designated employees of Vertex Holdings, Inc. (“VHI”) and its subsidiaries (collectively, the “Company”) who have access to material nonpublic information about the Company and is in addition to and supplements the VHI Policy on Insider Trading (the “Policy on Insider Trading”). The names and/or positions of the covered persons subject to this Addendum are subject to change based on the material nonpublic information known based on certain user access reviews of core financial information systems. The Company may from time-to-time designate other individuals who and other positions that are subject to this Addendum from time to time as necessary to reflect such changes or the resignation or change of status of any individual. Please note that the Policy on Insider Trading and the Addendum apply to all Company securities which you hold or may acquire in the future. Please read this Addendum carefully.
Pre-clearance procedures
Those subject to this Addendum, and their spouses, minor children, adult family members sharing the same household, and any other person or entity over whom the individual exercises substantial influence or control over his, her or its securities trading decisions (collectively, “Family Members”), may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer . Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 4 day or 96-hour period. If the transaction order is not placed within that 96-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Company’s Chief Financial Officer. The requestor should also indicate whether he or she has affected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale or other time required under U.S. securities laws. Effective in 2023, Form 144 is required to be filed electronically on EDGAR when the form is related to proposed sales of securities, rather than a paper filing. The form will be an online fillable document and will delete certain personally identifiable information on the form.
Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged 10b5-1 Trading Plan adopted in accordance with the requirements of the Policy on

3 | P a g e

Insider Trading. Pre-clearance is also not required for the “Special Transactions” to which the Policy on Insider Trading does not apply.
Blackout periods
Those individuals subject to this Addendum (and their Family Members) are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged 10b5-1 Trading Plans established in compliance with the Policy on Insider Trading).
Quarterly Blackout Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, you may not trade in the Company’s securities during the period beginning at the close of market on the 15th day of the last month of the quarter and ending after the second full trading day following the release of the Company’s earnings for that quarter.
Interim Earnings Guidance Blackout the Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
Event-Specific Blackout From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. The existence of an event- specific blackout will not be announced. If a person whose trades are subject to pre-clearance, however, requests permission to trade in the Company’s securities during an event-specific blackout, the Chief Financial Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.
Directors of VHI (“Directors”) and the Section 16 Officers (as defined below) are subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.
“Section 16 Officers” include the Company’s chief executive officer, president, principal financial officer, principal accounting officers (chief accounting officer and the controller), any vice- president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of VHI or subsidiaries are deemed officers of the Company if they perform such policy-making functions.
NOTE: Even if a blackout period is not in effect, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company. The failure of

4 | P a g e

the Chief Financial Officer to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.
Reporting and form filing requirements
Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), Directors and the Section 16 Officers must file forms with the SEC when they engage in certain transactions involving the Company’s equity securities. In this context, in addition to basic traditional equity interests such as common stock, “equity securities” of the Company also include any securities that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as derivative securities, and include options, warrants, convertible securities, and stock appreciation rights.
Form 3: Initial Beneficial Ownership Statement A person who becomes a Director or Section 16 Officer must file a Form 3 within ten days of becoming a Director or Section 16 Officer, even if the Director or Section 16 Officer is not an owner of the Company’s equity securities at the time. The Form 3 must disclose the Director’s or Section 16 Officer’s ownership of any Company equity securities the Director or Section 16 Officer owns immediately prior to assuming office.
Form 4: Changes of Beneficial Ownership Statement As long as a person remains a Director or Section 16 Officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed before 10:00 p.m. ET on the second business day following the day that there is a change in the number of equity securities of the Company held from that previously reported to the SEC. There are exceptions to this requirement for gifts and a very limited class of employee benefit plan transactions.
Form 5: Annual Beneficial Ownership Statement A Form 5 must be filed with the SEC by any individual who served as a Director or Section 16 Officer of the Company during any part of the Company’s fiscal year to report: (1) all reportable transactions in Company equity securities exempt from the Form 4 filing requirement or unreported transactions of less than $10,000; (2) all transactions that should have been reported during the last fiscal year but were not; and (3) with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.
A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year, which is February 14, or the first business day thereafter. Common types of transactions reportable on Form 5 include gifts and unreported transactions of less than $10,000.
Family Holdings
Directors and Section 16 Officers are presumed to beneficially own securities held by any member of the Director’s or Section 16 Officer’s immediate family sharing the Director’s or Section 16 Officer’s household. As a result, Directors and Section 16 Officers must report all holdings and transactions by immediate family members living in the Director’s or Section 16 Officer’s household. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, and in-laws, and also includes adoptive relationships.

5 | P a g e

Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Company’s Chief Financial Officer, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by Directors and Section 16 Officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.
Reporting Exemptions for Certain Employee Benefit Plan Transactions
Rule 16b-3 under the Exchange Act provides exemptions for Director and Section 16 Officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine non-volitional transactions under tax-conditioned thrift, stock purchase and excess benefit plans.
A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities, however, would not be considered mere changes in beneficial ownership and would be reportable.
The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements.
Short-swing trading profits and short sales
Short-Swing Trading Profits
In order to discourage Directors and officers of the Company (“Officers”) from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the Form reporting requirements described above.)
“Short-swing profits” are profits that result from any purchase and sale, or sale and purchase of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale or sale and purchase of the same shares, or even of the same class of securities.
Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the Director or Section 16 Officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

6 | P a g e

Short-swing Exemptions for Certain Reinvestment and
Employee Benefit Plan Transactions
As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine what profit there is (if any). Rule 16b-3 has carved out a few exceptions to what constitutes a “purchase” for these matching purposes.
Under this Rule, certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for short-swing purposes, provided that the benefit plan meets various statutory requirements.
The Company’s 2014 Omnibus Equity Incentive Plan meet these requirements, and therefore an acquisition of equity securities under them generally speaking is not a “purchase” for short- swing purposes.
Limitations and requirements on resales of the company’s securities
Under the Securities Act, Directors and certain Officers who are affiliates1 of the Company who wish to sell Company securities generally must comply with the requirements of Rule 144 or be forced to register the securities under the Securities Act. “Securities” under Rule 144 (unlike under Section 16) are broadly defined to include all securities, not just equity securities.
Therefore, the Rule 144 requirements apply not only to common and preferred stock, but also to bonds, debentures, and any other form of security. Also, the safe harbor afforded by this rule is available whether or not the securities to be resold were previously registered under the Securities Act (except that the minimum holding period required to satisfy the safe harbor shall apply only to securities which were not registered under the Securities Act).
The relevant provisions of Rule 144 as they apply to resales by Directors and such Officers seeking to take advantage of the safe harbor are as follows:
Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the twelve months preceding the sale.

1    Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

7 | P a g e

Manner of sale.2 The sale of Company shares by a Director or such Officer must be made in one of the following manners:
a.in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission.
b.to a market maker at the price held out by the market maker; or
c.in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self- regulatory organization.3
Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.
Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.
Number of shares which may be sold.
Equity Securities:
The amount of equity securities that a Director or such Officer may sell in a three-month period is limited to the greater of:
a.one percent of the outstanding shares of the same class of the Company, or
b.the average weekly reported trading volume in the four calendar weeks preceding the transactions.
Debt Securities:
The amount of debt securities that a Director or such Officer may sell in a three-month period is limited to the greater of:
a.the average weekly reported trading volume in the four calendar weeks preceding the sale, or

2    The manner of sale requirements apply only to equity securities. Debt securities are not subject to any manner of sale requirements.
3    A riskless principal transaction is a transaction in which a broker or dealer (i) after having received a customer’s order to buy a security, purchases the security as principal in the market to satisfy the order to buy or (ii) after having received a customer’s order to sell a security, sells the security as principal to the market to satisfy the order to sell.

8 | P a g e

b.10 percent of the principal amount of the tranche of debt securities (or 10 percent of the class of non-participatory preferred stock).
Notice of proposed sale. If the number of securities proposed to be sold by a director or such Officer during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the Director or such Officer must be filed electronically on EDGAR a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities.
Holding Periods. Any securities of the Company acquired directly or indirectly from the Company in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for six months prior to reselling such securities. There is no statutory minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.
In certain situations (e.g., securities acquired through stock dividends, splits, or conversions), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.
Penalties for violating the securities laws and company policy
The seriousness of securities law violations is reflected in the penalties such violations carry. A Director’s resignation may be sought, or an Officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual Directors, Officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.
Questions
Because of the technical nature of some aspects of the federal securities laws, all Directors and Officers should review the Policy on Insider Trading and this Addendum carefully and contact the Chief Financial Officer if at any time (i) you have questions about the Policy on Insider Trading and this Addendum or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or the Policy on Insider Trading and this Addendum.
Acknowledgement
All directors, officers, and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Policy on Insider Trading and this Addendum in BVS annually.

9 | P a g e

Revision Log

Date	Description	Page #	Revision By	Reason
09/16/2014	1.0 Original Draft and Board of Directors Approval		N. Skelly	Annual Approval
12/16/2015	1.1 Revision and Board of Directors Approval		N. Skelly	Annual Approval
10/18/2016	Board of Directors Approval		N. Skelly	Annual Approval
02/28/2017	2.0 Revision		N. Skelly	Revision
03/21/2017	Board of Directors Approval		N. Skelly	Annual Approval
11/14/2017	2.1 Revision and Board of Directors Approval		N. Skelly	Annual Approval
07/22/2019	2.2 Revision and Audit Committee Approval		T. Earley	Annual Approval
11/04/2020	Annual Approval		T. Earley	Annual Approval
01/25/2022	Revision		K. Ndegwa	Revision
02/25/2022	Board of Director’s Approval		T. Earley	Annual Approval
3/8/2022	Risk Management Committee Approval		N/A	RMC Annual Approval
1/24/2023	Revision		R. Nemec	Revision / Annual Approval
10/15/2024	Removal of Schedule A and Acknowledgement Form		R. Nemec	Revision / Annual Approval

10 | P a g e